Corix Bioscience, Inc. Announces Joint Venture with ChampRX

January 18, 2018 09:00 ET | **Source:** Corix Bioscience Inc.

IRVINE, CA, Jan. 18, 2018 (GLOBE NEWSWIRE) -- Corix Bioscience Inc. (OTCQB: CXBS) today announced that it will joint venture with ChampRX for its products. Corix will provide ChampRX with a 100% THC free product focused on athletes. Corix will be their official CBD manufacturer and a 25% equity holder in ChampRX. Both companies will be ring sponsors for Shannon Briggs's next title fight. Corix will also have access to the marketing for ChampRX and its partners. Under the terms of the agreement, Corix will provide the science and manufacturing behind the products and ChampRX will market and promote the product.

The World Anti-Doping Agency (WADA) recently decided to remove cannabidiol (CBD) from its list of banned substances in 2018.

"The recent WADA decision has opened up a large market of athletes. Being able to produce a THC free product on a consistent basis is our strength and vital to these athletes. The strong benefits of non-THC based CBD oil can now be exploited. This will be the first of many deals in the athletic arena. We have a number of upcoming meetings with other large athletic organizations, which should generate a number of new contracts," commented Michael Ogburn, Corix Bioscience CEO.

"The Prohibited List review involves a very extensive stakeholder consultation process over the course of nine months," said Olivier Higgli, Director General, in an official statement. "In reviewing the List, experts examine such sources as: scientific and medical research; trends; and, intelligence gathered from law enforcement and pharmaceutical companies in order to stay ahead of those that endeavor to cheat the system."

While CBD will be permitted next year, the WADA notes that CBD extracted from the cannabis plant may also contain varying concentrations of tetrahydrocannabinol (THC), which remains a prohibited substance. This means that athletes will need to exercise extreme caution when taking

CBD products to ensure that they contain zero trace of THC. Extensive drug testing will be in place to ensure that there are no trace amounts of the banned psychoactive cannabinoid.

In 2015, the WADA tested over 300,000 athletes worldwide with around 4% showing signs of cannabinoids in their system, which under previous regulations included CBD and would automatically disqualify any athlete testing positive. Under the new regulations, even trace amounts of THC could disqualify athletes, which makes it important to ensure that any CBD products consumed contain absolutely no THC content.

The marketing of the products will begin immediately with several telephone and print interviews during the remainder of the month. This will include major athletic publications and national TV networks.

"This is an exciting partnership for our company. This industry is accelerating very quickly. When we couple our unique science with the notoriety of the principals at ChampRX we will be able to generate sizeable sales beginning almost immediately. Our goal is to become the leading distributor and tissue culture propagator of CBD in the world and this is another big step in that direction. Our biggest competitive advantages of strong genetic engineering, unsurpassed purity and worldwide industry licenses will allow us to scale our operations very quickly," stated Ogburn.

About ChampRX

ChampRX is a company composed of several current and former boxers. This includes many title holders including 2X Heavyweight Champion Shannon Briggs, 2X Heavyweight Champion Chris Byrd with several other Olympic and Boxing Champions including Lamon Brewster, Montell Griffin and Ray Mercer, each multiple boxing champion. For more information visit their website at ChampRXCBD.com.

"This is a passion of mine and want to share this wonderful plant with other fellow athletes that may be in the same place I was. CBD saved my life. We wanted to combine forces with Corix to develop a THC free, CBD product line that athletes can take without worrying about failing a drug test. Corix hit it perfectly and we are honored to have them as a partner," says Shannon Briggs, 2X Heavyweight Champion and Co-Owner of ChampRX.

See Shannon's story;

https://hightimes.com/sports/boxing-champion-shannon-briggs-says-cannabis-saved-life/

About Corix Bioscience Inc.

Corix Bioscience Inc. ("Corix") is a Wyoming corporation and is fully reporting with the SEC and is listed as OTCQB: CXBS. Corix is the developer of proprietary cannabis and industrial hemp strains using tissue cell cultures to propagate living plants, with plans to patent the strains to be used in the pharmaceutical medical industries.

Our methods allow us to create and breed new and existing plant strains from tissue cells free of any pathogens or disease. We grow these plants to maturity and extract the oils which are the "medicine" part of the plant. Our sales are focused towards the medical industry and we are developing brand named products to be released in early 2018.

Corix's headquarters is located in Phoenix, Arizona with laboratory and processing facility in Carson City, Nevada and fields for growing the plants in Genoa, Nevada. We are currently looking at expanding our footprint into Washington, Oregon, California and Arizona. The Company's mission is to create clean and consistent products in medical grade facilities. Consistency being the key which will ultimately yield a safer and superior product, better for people and the environment. For more information, please visit Corix's website at www.corixbioscience.com

Forward Looking Statement

This press release, and those statements regarding IXB and the Company, contain forward-looking statements that relate to expectations, beliefs, projections, future plans and strategies, anticipated events and similar expressions. Forward-looking statements may be identified by use of words such as "may," "will," "should," "expects," "intends," "plans," "anticipates," "believes," "estimates," or "potential" or similar words or phrases which are predictions of or indicate future events or trends. Statements such as those concerning potential acquisition activity, investment objectives, strategies, opportunities, other plans and objectives for future operations or economic performance are based on the Company's current expectations, plans, estimates, assumptions and beliefs that involve numerous risks and uncertainties. You are cautioned not to place undue reliance on any forward-looking statements and the Company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, new information, future events or other changes. Please refer to Company's filings with the Securities and Exchange Commission for further information.

Corix Bioscience Inc.

Christ Froese

623-551-5808

CFroese@CorixBioscience.com

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